Exhibit 10.19

March 15, 2017

Mr. George A. Eldridge

64 Damien Road

Wellesley, MA 02481

Re: Amendment No. 1 to Employment Agreement

Dear George,

Reference is hereby made to that certain amended and restated Employment Letter Agreement (the “Employment Agreement”), dated as of October 1, 2014, between you and Proteon Therapeutics, Inc. (the “Company”). Capitalized terms used herein, but not otherwise defined, shall have the meaning given to them in the Employment Agreement.

The parties to this letter agreement (this “Amendment”) hereby agree to amend the Employment Agreement as set forth below.

1.       Amendment.

(a)       The definition of “Severance Payment” is hereby amended by deleting part (i) of the second paragraph of Section 8(b) in its entirety and replacing it with the following:

“(i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary, at the rate in effect on the date of termination, plus your annual Bonus in respect of any Calendar year that has been earned but not yet paid (for this purpose the Bonus earned for such calendar year shall be determined by the Board in good faith and in the same manner applicable to executive officers of the Company, your “Earned and Unpaid Bonus”) or, in the event Constructive Termination or a termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction, twelve (12) months of your Base Salary at the rate in effect on the date of termination plus, only following a Corporation Transaction, an amount equal to your Pro-Rata Bonus plus any Earned and Unpaid Bonus, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”);”

2.       Effective Date. The effective date of this Amendment is March 16, 2017.

3.       General. Except as expressly stated in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect. Upon execution, this Amendment shall be made a part of the Agreement and shall be incorporated by reference therein. This Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Amendment, including the signature pages, will be deemed an original.

If the foregoing is in accordance with your understanding of our agreement, please sign this Amendment in the place indicated below.

Thank you.

Sincerely,

/s/ Matthew P. Kowalsky
Matthew P. Kowalsky
Vice President, Legal and Secretary

I have read, understand and accept this Amendment to the Employment Agreement.

/s/ George A. Eldridge	March 15, 2017
George A. Eldridge	Date